PRESS RELEASE
COMCAST REPORTS 4th QUARTER AND FULL YEAR 2022 RESULTS
PHILADELPHIA - January 26, 2023… Comcast Corporation (NASDAQ: CMCSA) today reported results for the quarter and year ended December 31, 2022.
"I am proud of how our team executed throughout 2022," said Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation. "We achieved the highest levels of Revenue, Adjusted EBITDA and Adjusted EPS in our history and returned a record $17.7 billion of capital to shareholders. We delivered impressive revenue growth in broadband; grew wireless lines by 1.3 million, our best result since launch; more than doubled our Peacock subscribers, surpassing 20 million at year-end; nearly tripled Peacock revenue to $2.1 billion; ranked second in worldwide box office; and generated record Adjusted EBITDA at our theme parks. Importantly, we achieved these results while continuing to invest in broadband, our 10G network evolution, Xfinity Mobile, Peacock, and theme parks, and we also took cost actions to further our growth in the future. We are excited to begin the new year as an innovative leader in large profitable markets with a strong balance sheet and a strategy to drive incremental returns and bring outstanding content and experiences to our customers. The Board's confidence in our position and path forward is underscored by today's announcement that we are increasing our dividend for the 15th consecutive year."

($ in millions, except per share data)
	4th Quarter			Full Year
Consolidated Results	2022	2021	Change	2022	2021	Change

Revenue	$30,552	$30,336	0.7%	$121,427	$116,385	4.3%
Net Income Attributable to Comcast	$3,024	$3,057	(1.1%)	$5,370	$14,159	(62.1%)
Adjusted Net Income[1]	$3,520	$3,534	(0.4%)	$16,147	$15,045	7.3%
Adjusted EBITDA[2]	$8,000	$8,411	(4.9%)	$36,459	$34,708	5.0%
Earnings per Share[3]	$0.70	$0.66	6.8%	$1.21	$3.04	(60.2%)
Adjusted Earnings per Share[1]	$0.82	$0.77	6.5%	$3.64	$3.23	12.7%
Net Cash Provided by Operating Activities	$5,883	$7,689	(23.5%)	$26,413	$29,146	(9.4%)
Free Cash Flow[4]	$1,330	$3,784	(64.9%)	$12,646	$17,089	(26.0%)

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com.
Full Year 2022 Highlights:
•Consolidated Adjusted EBITDA Increased 5.0% to $36.5 Billion and Adjusted EPS Increased 12.7% to $3.64; Generated Free Cash Flow of $12.6 Billion
•Cable Communications Adjusted EBITDA Increased 4.6% to $29.4 Billion; Achieved the Highest Full Year Adjusted EBITDA Margin on Record
•Cable Communications Total Customer Relationship Net Additions Were 75,000 and Total Broadband Customer Net Additions Were 250,000
•Cable Communications Wireless Customer Line Net Additions Were 1.3 Million, the Best Annual Result on Record; Surpassed 5 Million Customer Lines in Just 5 Years
•Cable Communications Started Rolling Out Multi-Gig Broadband Speeds in Markets Across the U.S. and Announced the Launch of Even Faster, Multi-Gig Symmetrical Speeds Beginning in 2023
•NBCUniversal Adjusted EBITDA Increased 4.9% to $6.0 Billion, Driven by Growth at Theme Parks. NBCUniversal Adjusted EBITDA in 2022 Included Higher Peacock Losses
•Peacock Paid Subscribers in the U.S. More Than Doubled, Surpassing 20 Million; Peacock Revenue Nearly Tripled to $2.1 Billion
•Studios Adjusted EBITDA Increased 6.6% to $942 Million; Ranked #2 Studio in Worldwide Box Office for the Year, Driven by the Successful Theatrical Performance of Jurassic World: Dominion and Minions: The Rise of Gru
•Theme Parks Adjusted EBITDA Increased $1.4 Billion to $2.7 Billion, Its Highest Adjusted EBITDA on Record, Reflecting Increases at Each Park Compared to 2021

•Sky Adjusted EBITDA Increased 7.0% to $2.5 Billion; On a Constant Currency Basis, Adjusted EBITDA Increased 20.3%

4th Quarter 2022 Highlights:
•Consolidated Adjusted EBITDA Decreased 4.9% to $8.0 Billion, Including $541 Million in Higher Severance Expense; Excluding the Higher Severance5, Adjusted EBITDA Increased 1.5%; Adjusted EPS Increased 6.5% to $0.82; Generated Free Cash Flow of $1.3 Billion
•Cable Communications Adjusted EBITDA Increased 1.5% to $7.2 Billion, Including $305 Million in Higher Severance Expense; Excluding the Higher Severance5, Adjusted EBITDA Increased 5.8%
•Cable Communications Customer Relationships of 34.3 Million and Broadband Customers of 32.2 Million Were Consistent with the Prior Quarter. Excluding the Negative Impact From Hurricane Ian, Estimated Total Customer Relationship Net Losses Were 36,000 and Total Broadband Net Additions Were 4,000
•Cable Communications Wireless Customer Line Net Additions Were 365,000, the Best Quarterly Result Since Launch in 2017
•NBCUniversal Adjusted EBITDA Reflected Higher Peacock Losses and $182 Million in Severance Expense in Headquarters and Other
•Peacock Paid Subscriber Net Additions in the U.S. Were 5 Million, Fueled by Live Sports, Our Recent Films and Originals; the Best Quarterly Result Since Launch in 2020
•Theme Parks Delivered Its Highest Adjusted EBITDA on Record for a Fourth Quarter, Driven by Higher Attendance and Increases in Guest Spending at Our Parks in the U.S. and Japan
•Sky Total Customer Relationship Net Additions Were 129,000, Reflecting Net Additions in All Markets

Dividends and Share Repurchases:
•Returned $17.7 Billion to Shareholders in 2022 Through a Combination of $4.7 Billion in Dividend Payments and $13.0 Billion in Share Repurchases
•Increased Dividend By $0.08, or 7.4% Year-over-Year, to $1.16 per Share on an Annualized Basis for 2023, the 15th Consecutive Annual Increase

Consolidated Financial Results
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Revenue for the fourth quarter of 2022 increased 0.7% to $30.6 billion. Net Income Attributable to Comcast decreased 1.1% to $3.0 billion. Adjusted Net Income decreased 0.4% to $3.5 billion. Adjusted EBITDA decreased 4.9% to $8.0 billion, including $541 million in higher severance expense compared to the prior year period. Excluding the higher severance5, Adjusted EBITDA increased 1.5%.

For the twelve months ended December 31, 2022, revenue increased 4.3% to $121.4 billion. Net income attributable to Comcast decreased 62.1% to $5.4 billion. Adjusted Net Income increased 7.3% to $16.1 billion. Adjusted EBITDA increased 5.0% to $36.5 billion.

In the third quarter of 2022, we recorded noncash impairment charges related to goodwill and intangible assets in our Sky segment totaling $8.6 billion. The impairments primarily reflected an increased discount rate and reduced estimated future cash flows as a result of macroeconomic conditions in Sky's territories, are recorded in "Goodwill and long-lived asset impairments" in the Condensed Consolidated Statement of Income and are excluded from Adjusted Net Income and Adjusted Earnings per Share.

Earnings per Share (EPS) for the fourth quarter of 2022 increased 6.8% to $0.70. Adjusted EPS increased 6.5% to $0.82.

For the twelve months ended December 31, 2022, EPS decreased 60.2% to $1.21. Adjusted EPS increased 12.7% to $3.64.

Capital Expenditures increased 17.7% to $3.6 billion in the fourth quarter of 2022. Cable Communications’ capital expenditures increased 9.7% to $2.4 billion. NBCUniversal’s capital expenditures increased 82.6% to $916 million, reflecting increased investment in constructing the Epic Universe theme park in Orlando, which is scheduled to open in 2025. Sky's capital expenditures decreased 43.9% to $186 million.

For the twelve months ended December 31, 2022, capital expenditures increased 15.8% to $10.6 billion. Cable Communications' capital expenditures increased 9.2% to $7.6 billion. NBCUniversal's capital expenditures increased $1.2 billion to $2.3 billion, reflecting the increased investment in constructing Epic Universe. Sky's capital expenditures decreased 40.9% to $560 million.

Net Cash Provided by Operating Activities was $5.9 billion in the fourth quarter of 2022. Free Cash Flow was $1.3 billion.

For the twelve months ended December 31, 2022, net cash provided by operating activities was $26.4 billion. Free cash flow was $12.6 billion.

Dividends and Share Repurchases. During the fourth quarter of 2022, Comcast paid dividends totaling $1.2 billion and repurchased 106.3 million of its common shares for $3.5 billion, resulting in a total return of capital to shareholders of $4.7 billion, compared to $3.1 billion in the prior year period.

For the twelve months ended December 31, 2022, Comcast paid dividends totaling $4.7 billion and repurchased 332.0 million of its common shares for $13.0 billion, resulting in a total return of capital to shareholders of $17.7 billion, compared to $8.5 billion in 2021.

Today, Comcast announced that it increased its dividend by $0.08, or 7.4% year-over-year, to $1.16 per share on an annualized basis for 2023. In accordance with the increase, the Board of Directors declared a quarterly cash dividend of $0.29 per share on the company's stock, payable April 26, 2023, to shareholders of record as of the close of business on April 5, 2023.

Cable Communications

($ in millions)
	4th Quarter			Full Year
	2022	2021	Change	2022	2021	Change
Cable Communications Revenue
Broadband	$6,177	$5,861	5.4%	$24,469	$22,979	6.5%
Video	5,100	5,403	(5.6%)	21,314	22,079	(3.5%)
Voice	716	825	(13.2%)	3,010	3,417	(11.9%)
Wireless	883	709	24.7%	3,071	2,380	29.0%
Business Services	2,444	2,337	4.6%	9,700	8,933	8.6%
Advertising	892	818	9.1%	3,067	2,820	8.8%
Other	424	454	(6.5%)	1,687	1,719	(1.9%)
Cable Communications Revenue	$16,638	$16,406	1.4%	$66,318	$64,328	3.1%

Cable Communications Adjusted EBITDA	$7,231	$7,125	1.5%	$29,403	$28,097	4.6%
Adjusted EBITDA Margin	43.5%	43.4%		44.3%	43.7%

Cable Communications Capital Expenditures	$2,404	$2,192	9.7%	$7,568	$6,930	9.2%
Percent of Cable Communications Revenue	14.4%	13.4%		11.4%	10.8%

Revenue for Cable Communications increased 1.4% to $16.6 billion in the fourth quarter of 2022, driven by increases in broadband, wireless, business services and advertising revenue, partially offset by decreases in video, voice and other revenue. Broadband revenue increased 5.4% due to an increase in average rates and an increase in the number of residential broadband customers compared to the prior year period. Wireless revenue increased 24.7% due to an increase in the number of customer lines and an increase in device sales. Business services revenue increased 4.6% due to an increase in average rates and an increase in the number of customers receiving our services compared to the prior year period. Advertising revenue increased 9.1%, primarily driven by an increase in political advertising. Excluding political revenue, advertising revenue decreased by 7.4%, reflecting the previously announced transition of our Xumo Play streaming service from Cable Communications to a joint venture reported in Corporate and Other and lower local and national advertising revenue, partially offset by higher revenue from our advanced advertising businesses. Video revenue decreased 5.6%, reflecting a decrease in the number of residential video customers, partially offset by an increase in average rates. Voice revenue decreased 13.2%, primarily reflecting a decrease in the number of residential voice customers. Other revenue decreased 6.5%, reflecting a decrease in revenue from our security and automation services.

For the twelve months ended December 31, 2022, Cable revenue increased 3.1% to $66.3 billion, driven by growth in broadband, business services, wireless and advertising revenue, partially offset by a decrease in video and voice revenue.

Total Customer Relationships decreased by 71,000 to 34.3 million in the fourth quarter of 2022. Excluding the negative impact from Hurricane Ian, we estimate that total customer relationships decreased by 36,000. Total broadband customer net losses were 26,000. Excluding the negative impact from Hurricane Ian, we estimate that total broadband net additions were 4,000. Total video customer net losses were 440,000 and total voice customer net losses were 288,000. In addition, Cable Communications added 365,000 wireless lines in the quarter.

For the twelve months ended December 31, 2022, total customer relationships increased by 75,000. Residential customer relationships increased by 54,000 and business customer relationships increased by 21,000. Total broadband customer net additions were 250,000. Total video customer net losses were 2.0 million and total voice customer net losses were 1.2 million. In addition, Cable Communications added 1.3 million wireless lines in 2022.

(in thousands)
			Net Additions / (Losses)
			4th Quarter		Full Year
	4Q22	4Q21	2022	2021	2022	2021
Customer Relationships
Residential Customer Relationships	31,782	31,728	(67)	153	54	1,036
Business Services Customer Relationships	2,510	2,489	(3)	17	21	63
Total Customer Relationships	34,293	34,218	(71)	169	75	1,099

Residential Customer Relationships Mix
One Product Residential Customers	15,652	14,330	189	371	1,322	1,922
Two Product Residential Customers	8,188	8,407	(16)	(67)	(218)	(328)
Three or More Product Residential Customers	7,942	8,992	(240)	(152)	(1,050)	(558)

Residential Broadband Customers	29,812	29,583	(23)	194	230	1,257
Business Services Broadband Customers	2,339	2,318	(3)	18	21	70
Total Broadband Customers	32,151	31,901	(26)	212	250	1,327

Residential Video Customers	15,554	17,495	(419)	(349)	(1,941)	(1,498)
Business Services Video Customers	589	681	(21)	(24)	(93)	(171)
Total Video Customers	16,142	18,176	(440)	(373)	(2,034)	(1,669)

Residential Voice Customers	7,912	9,062	(278)	(183)	(1,150)	(583)
Business Services Voice Customers	1,369	1,391	(11)	7	(22)	34
Total Voice Customers	9,282	10,454	(288)	(176)	(1,172)	(548)

Total Wireless Lines	5,313	3,980	365	312	1,334	1,154

Adjusted EBITDA for Cable Communications increased 1.5% to $7.2 billion in the fourth quarter of 2022, reflecting higher revenue, partially offset by a 1.4% increase in operating expenses due to higher severance expense. Excluding the higher severance5, Adjusted EBITDA increased 5.8%. Programming expenses decreased 5.9%, primarily reflecting a decline in the number of video subscribers, partially offset by contractual rate increases. Non-programming expenses increased 5.6%, reflecting higher other expenses, including $305 million in higher severance expense, and an increase in technical and product support expenses, partially offset by lower advertising, marketing and promotion expenses, franchise and regulatory fees and customer service expenses. Adjusted EBITDA margin was 43.5% compared to 43.4% in the prior year period. Excluding the higher severance5, Adjusted EBITDA margin was 45.3% in the fourth quarter of 2022.

For the twelve months ended December 31, 2022, Adjusted EBITDA for Cable Communications increased 4.6% to $29.4 billion, reflecting higher revenue, partially offset by a 1.9% increase in operating expenses. Programming expenses decreased 2.8%, primarily reflecting a decline in the number of video subscribers, partially offset by contractual rate increases. Non-programming expenses increased 4.9%. For the twelve months ended December 31, 2022, Adjusted EBITDA margin was 44.3% compared to 43.7% in 2021.

Capital Expenditures for Cable Communications increased 9.7% to $2.4 billion in the fourth quarter of 2022, reflecting increased investment in line extensions, scalable infrastructure, customer premise equipment and support capital. Cable capital expenditures represented 14.4% of Cable revenue in the fourth quarter of 2022 compared to 13.4% in the prior year period.

For the twelve months ended December 31, 2022, Cable capital expenditures increased 9.2% to $7.6 billion, reflecting increased investment in line extensions, scalable infrastructure, support capital and customer premise equipment. Cable capital expenditures represented 11.4% of Cable revenue compared to 10.8% in 2021.

NBCUniversal

($ in millions)
	4th Quarter			Full Year
	2022	2021	Change	2022	2021	Change
NBCUniversal Revenue
Media	$5,979	$5,826	2.6%	$23,406	$22,780	2.7%
Excluding Olympics, Super Bowl and FIFA World Cup[5]	$5,716	$5,826	(1.9%)	$21,662	$21,021	3.0%
Studios	2,737	2,421	13.1%	11,622	9,449	23.0%
Theme Parks	2,114	1,887	12.0%	7,541	5,051	49.3%
Headquarters and other	29	22	36.1%	75	87	(13.6%)
Eliminations	(968)	(817)	(18.4%)	(3,442)	(3,048)	(12.9%)
NBCUniversal Revenue	$9,892	$9,338	5.9%	$39,203	$34,319	14.2%

NBCUniversal Adjusted EBITDA
Media	$132	$721	(81.7%)	$3,212	$4,569	(29.7%)
Studios	160	51	NM	942	884	6.6%
Theme Parks	782	674	16.0%	2,683	1,267	111.7%
Headquarters and other	(353)	(197)	(79.2%)	(881)	(840)	(4.8%)
Eliminations	97	33	195.9%	(2)	(205)	99.1%
NBCUniversal Adjusted EBITDA	$817	$1,282	(36.3%)	$5,955	$5,675	4.9%
NM=comparison not meaningful.

Revenue for NBCUniversal increased 5.9% to $9.9 billion in the fourth quarter of 2022, including $263 million in incremental revenue from the FIFA World Cup. Adjusted EBITDA decreased 36.3% to $817 million, including $182 million in severance expense in Headquarters and Other in the current year period. Excluding Headquarters and Other severance, Adjusted EBITDA5 decreased 22.1%.

For the twelve months ended December 31, 2022, NBCUniversal revenue increased 14.2% to $39.2 billion. 2022 included $1.7 billion of incremental revenue from the Beijing Olympics, the NFL's Super Bowl and the FIFA World Cup in the Media segment, while 2021 included $1.8 billion of incremental revenue from the Tokyo Olympics in the Media segment. Adjusted EBITDA increased 4.9% to $6.0 billion.

Media
Media revenue increased 2.6% to $6.0 billion in the fourth quarter of 2022, due to higher advertising revenue and distribution revenue. Excluding $263 million generated by Telemundo's broadcast of the FIFA World Cup5, Media revenue decreased 1.9%. Advertising revenue increased 4.0%, primarily due to incremental revenue from the FIFA World Cup as well as an increase in Peacock advertising revenue. Distribution revenue increased 3.8%, reflecting an increase in subscribers at Peacock and contractual rate increases, partially offset by a decline in subscribers at our networks. Adjusted EBITDA decreased 81.7% to $132 million in the fourth quarter of 2022, reflecting higher operating expenses, which more than offset higher revenue. The increase in operating expenses was primarily due to higher programming and production costs, reflecting higher costs at Peacock and higher sports programming costs associated with Telemundo's broadcast of the FIFA World Cup. Media results include $660 million of revenue and an Adjusted EBITDA6 loss of $978 million related to Peacock, compared to $335 million of revenue and an Adjusted EBITDA6 loss of $559 million in the prior year period.

For the twelve months ended December 31, 2022, revenue from the Media segment increased 2.7% to $23.4 billion, primarily due to higher distribution revenue and advertising revenue. Excluding $1.7 billion of incremental revenue from the Beijing Olympics, the NFL's Super Bowl and the FIFA World Cup in 20225 and $1.8 billion of incremental revenue from the Tokyo Olympics in 20215, Media revenue increased 3.0%. Adjusted EBITDA decreased 29.7% to $3.2 billion, reflecting higher operating expenses, which more than offset higher revenue. The increase in operating expenses was due to higher programming and production expenses, other operating and administrative expenses and advertising, marketing and promotion expenses. Media results include $2.1 billion of revenue and an Adjusted EBITDA6 loss of $2.5 billion related to Peacock, compared to $778 million of revenue and an Adjusted EBITDA6 loss of $1.7 billion in 2021.

Studios
Studios revenue increased 13.1% to $2.7 billion in the fourth quarter of 2022, due to higher content licensing and theatrical revenue. Content licensing revenue increased 15.9%, primarily due to the timing of when content was made available by our film and television studios under licensing agreements, including additional sales of content as production levels returned to normal. Theatrical revenue increased 47.3%, primarily due to the successful performance of recent releases, including Ticket to Paradise, Puss in Boots: The Last Wish, Violent Night and Halloween Ends. Adjusted EBITDA increased $109 million to $160 million in the fourth quarter of 2022, reflecting higher revenue, which more than offset higher operating expenses. The increase in operating expenses was driven by an increase in advertising, marketing and promotion expenses reflecting the size and timing of this quarter's theatrical slate, as well as higher programming and production expenses, reflecting higher amortization of film production costs in the current year period.

For the twelve months ended December 31, 2022, revenue from the Studios segment increased 23.0% to $11.6 billion, primarily reflecting higher content licensing revenue and theatrical revenue. Adjusted EBITDA increased 6.6% to $942 million, reflecting higher revenue, partially offset by higher operating expenses.

Theme Parks
Theme Parks revenue increased 12.0% to $2.1 billion in the fourth quarter of 2022, primarily due to increased attendance and guest spending at our parks in the U.S. and Japan compared to the prior year period. Theme Parks Adjusted EBITDA increased 16.0% to $782 million in the fourth quarter of 2022, reflecting higher revenue, partially offset by higher operating expenses.

For the twelve months ended December 31, 2022, revenue from the Theme Parks segment increased 49.3% to $7.5 billion, primarily reflecting improved operating conditions compared to 2021, when each of our theme parks in the U.S. and Japan was either operating at limited capacity or closed during certain periods as a result of COVID-19, as well as the operations of Universal Beijing Resort, which opened in September 2021. Adjusted EBITDA increased $1.4 billion to $2.7 billion, reflecting higher revenue, partially offset by higher operating expenses.

Headquarters and Other
NBCUniversal Headquarters and Other includes overhead, personnel costs and costs associated with corporate initiatives. Headquarters and Other Adjusted EBITDA loss in the fourth quarter of 2022 was $353 million, compared to a loss of $197 million in the prior year period. The year-over-year change was driven by $182 million in severance expense in the current year period.

For the twelve months ended December 31, 2022, Headquarters and Other Adjusted EBITDA loss was $881 million, compared to a loss of $840 million in 2021.

Eliminations
Amounts represent eliminations of transactions between our NBCUniversal segments, which are affected by the timing of recognition of content licenses between our Studios and Media segments. Revenue eliminations in the fourth quarter of 2022 were $968 million, compared to $817 million in the prior year period, and Adjusted EBITDA eliminations were a benefit of $97 million, compared to a benefit of $33 million in the prior year period.

For the twelve months ended December 31, 2022, revenue eliminations were $3.4 billion, compared to $3.0 billion in 2021. Adjusted EBITDA eliminations were $2 million, compared to $205 million in 2021. The year-over-year change was primarily driven by the licensing of content by the Studios segment to Peacock in the Media segment.

Sky

($ in millions)
	4th Quarter				Year to Date
	2022	2021	Change	Constant Currency Change[7]	2022	2021	Change	Constant Currency Change[7]
Sky Revenue
Direct-to-Consumer	$3,547	$4,040	(12.2%)	0.2%	$14,621	$16,455	(11.1%)	(0.8%)
Content	304	327	(7.0%)	6.5%	1,138	1,341	(15.2%)	(5.5%)
Advertising	564	712	(20.7%)	(9.6%)	2,187	2,489	(12.1%)	(1.9%)
Sky Revenue	$4,416	$5,079	(13.0%)	(0.8%)	$17,946	$20,285	(11.5%)	(1.2%)

Sky Costs and Expenses	$4,076	$4,615	(11.7%)	0.6%	$15,420	$17,925	(14.0%)	(4.1%)

Sky Adjusted EBITDA	$340	$464	(26.7%)	(15.1%)	$2,526	$2,359	7.0%	20.3%
Adjusted EBITDA Margin	7.7%	9.1%			14.1%	11.6%

Revenue for Sky decreased 13.0% to $4.4 billion in the fourth quarter of 2022. Excluding the impact of currency, revenue was consistent with the prior year period. Direct-to-consumer revenue of $3.5 billion was consistent with the prior year period, reflecting increased revenue in the U.K., driven by higher mobile and broadband revenue, offset by decreased revenue in Germany and Italy. Advertising revenue decreased 9.6% to $564 million, primarily reflecting lower revenue in the U.K., including the impact of the timing of the FIFA World Cup. Content revenue increased 6.5% to $304 million, primarily due to the timing of licensing our content to other platforms.

For the twelve months ended December 31, 2022, Sky revenue decreased 11.5% to $17.9 billion. Excluding the impact of currency, revenue decreased 1.2%, reflecting lower direct-to-consumer revenue, content revenue and advertising revenue.

Total Customer Relationships increased by 129,000 to 23.1 million in the fourth quarter of 2022. For the twelve months ended December 31, 2022, total customer relationships increased by 88,000.

(in thousands)
	Customers		Net Additions / (Losses)
			4th Quarter		Full Year
	4Q22	4Q21	2022	2021	2022	2021
Total Customer Relationships	23,115	23,027	129	61	88	(198)

Adjusted EBITDA for Sky decreased 26.7% to $340 million in the fourth quarter of 2022. Excluding the impact of currency, Adjusted EBITDA decreased 15.1% compared to the prior year period, reflecting consistent revenue and higher operating expenses, including $53 million in higher severance expense. Excluding the higher severance5, Adjusted EBITDA decreased 2.0%. The increase in operating expenses was due to higher other costs, including the higher severance, as well as higher direct network costs driven by growth in our residential mobile and broadband businesses, largely offset by lower sports programming costs due to the timing of sporting events, including a shift of certain football matches out of the fourth quarter of 2022 due to the FIFA World Cup.

For the twelve months ended December 31, 2022, Adjusted EBITDA for Sky increased 7.0% to $2.5 billion. Excluding the impact of currency, Adjusted EBITDA increased 20.3%.

Corporate, Other and Eliminations

Corporate and Other
Corporate and Other primarily relates to corporate operations, Comcast Spectacor, Sky Glass and Xumo, our streaming platform joint venture with Charter Communications. Revenue in the fourth quarter of 2022 was $313 million, compared to $215 million in the prior year period. Corporate and Other Adjusted EBITDA loss was $417 million, compared to a loss of $481 million in the prior year period.

For the twelve months ended December 31, 2022, Corporate and Other revenue was $863 million, compared to $461 million in 2021. Corporate and Other Adjusted EBITDA loss of $1.4 billion was consistent with 2021.

Eliminations
Amounts represent eliminations of transactions between Cable Communications, NBCUniversal, Sky and other businesses. Eliminations of transactions between NBCUniversal segments are presented separately. Revenue eliminations in the fourth quarter of 2022 of $707 million were consistent with the prior year period, and Adjusted EBITDA eliminations were $28 million compared to $21 million in the prior year period.

For the twelve months ended December 31, 2022, revenue eliminations were $2.9 billion compared to $3.0 billion in 2021, and Adjusted EBITDA eliminations were a loss of $64 million compared to a loss of $65 million in 2021. Amounts reflect eliminations associated with the Beijing and Tokyo Olympics in 2022 and 2021, respectively.

Notes:

1We define Adjusted Net Income and Adjusted EPS as net income attributable to Comcast Corporation and diluted earnings per common share attributable to Comcast Corporation shareholders, respectively, adjusted to exclude the effects of the amortization of acquisition-related intangible assets, investments that investors may want to evaluate separately (such as based on fair value) and the impact of certain events, gains, losses or other charges that affect period-over-period comparisons. See Table 5 for reconciliations of non-GAAP financial measures.
2We define Adjusted EBITDA as net income attributable to Comcast Corporation before net income (loss) attributable to noncontrolling interests, income tax expense, investment and other income (loss), net, interest expense, depreciation and amortization expense, and other operating gains and losses (such as impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets), if any. From time to time, we may exclude from Adjusted EBITDA the impact of certain events, gains, losses or other charges (such as significant legal settlements) that affect the period-to-period comparability of our operating performance. See Table 4 for reconciliation of non-GAAP financial measure.
3All earnings per share amounts are presented on a diluted basis.
4We define Free Cash Flow as net cash provided by operating activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets. From time to time, we may exclude from Free Cash Flow the impact of certain cash receipts or payments (such as significant legal settlements) that affect period-to-period comparability. Cash payments related to certain capital or intangible assets, such as the construction of Universal Beijing Resort, are presented separately in our Consolidated Statement of Cash Flows and are therefore excluded from capital expenditures and cash paid for intangible assets for Free Cash Flow. See Table 4 for reconciliation of non-GAAP financial measure.
5From time to time, we may present adjusted information (e.g., Adjusted Revenues) to exclude the impact of certain events, gains, losses or other charges affecting period-to-period comparability of our operating performance. See Table 7 and Table 8 for reconciliations of non-GAAP financial measures.
6Adjusted EBITDA is the measure of profit or loss for our segments. From time to time, we may present Adjusted EBITDA for components of our reportable segments, such as Peacock. We believe these measures are useful to evaluate our financial results and provide a basis of comparison to others, although our definition of Adjusted EBITDA may not be directly comparable to similar measures used by other companies. Adjusted EBITDA for components are generally presented on a consistent basis with the respective segments and include direct revenue and operating costs and expenses attributed to the component operations.
7Sky constant currency growth rates are calculated by comparing the current period results to the comparative period results in the prior year adjusted to reflect the average exchange rates from the current year period rather than the actual exchange rates in effect during the respective prior year periods. See Table 6 for reconciliation of Sky's constant currency growth.

Numerical information is presented on a rounded basis using actual amounts. Minor differences in totals and percentage calculations may exist due to rounding.
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Conference Call and Other Information
Comcast Corporation will host a conference call with the financial community today, January 26, 2023 at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on our Investor Relations website at www.cmcsa.com. Those parties interested in participating via telephone should dial (646) 828-8082 with the passcode 572424. A replay of the call will be available starting at 11:30 a.m. ET on Thursday, January 26, 2023 on the Investor Relations website.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com and on our corporate website, www.comcastcorporation.com. To automatically receive Comcast financial news by email, please visit www.cmcsa.com and subscribe to email alerts.

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Investor Contacts:		Press Contacts:
Marci Ryvicker	(215) 286-4781	Jennifer Khoury	(215) 286-7408
Jane Kearns	(215) 286-4794	John Demming	(215) 286-8011
Marc Kaplan	(215) 286-6527

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Caution Concerning Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements. In evaluating these statements, readers should consider various factors, including the risks and uncertainties we describe in the “Risk Factors” sections of our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and other reports filed with the Securities and Exchange Commission (SEC). Factors that could cause our actual results to differ materially from these forward-looking statements include changes in and/or risks associated with: the competitive environment; consumer behavior; the advertising market; programming costs; consumer acceptance of our content; key distribution and/or licensing agreements; use and protection of our intellectual property; our reliance on third-party hardware, software and operational support; keeping pace with technological developments; cyber attacks, security breaches or technology disruptions; weak economic conditions; acquisitions and strategic initiatives; operating businesses internationally; natural disasters, severe weather-related and other uncontrollable events; loss of key personnel; laws and regulations; adverse decisions in litigation or governmental investigations; labor disputes; and other risks described from time to time in reports and other documents we file with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made, and involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise. The amount and timing of any dividends and share repurchases are subject to business, economic and other relevant factors.

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Non-GAAP Financial Measures
In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation
Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company that connects people to moments that matter. We are principally focused on connectivity, aggregation, and streaming with 57 million customer relationships across the United States and Europe. We deliver broadband, wireless, and video through our Xfinity, Comcast Business, and Sky brands; create, distribute, and stream leading entertainment, sports, and news through Universal Filmed Entertainment Group, Universal Studio Group, Sky Studios, the NBC and Telemundo broadcast networks, multiple cable networks, Peacock, NBCUniversal News Group, NBC Sports, Sky News, and Sky Sports; and provide memorable experiences at Universal Parks and Resorts in the United States and Asia.
Visit www.comcastcorporation.com for more information.

TABLE 1
Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended		Twelve Months Ended
(in millions, except per share data)	December 31,		December 31,
	2022	2021	2022	2021
Revenue	$30,552	$30,336	$121,427	$116,385

Costs and expenses
Programming and production	9,807	9,880	38,213	38,450
Other operating and administrative	10,561	9,821	38,263	35,619
Advertising, marketing and promotion	2,182	2,233	8,506	7,695
Depreciation	2,199	2,220	8,724	8,628
Amortization	1,273	1,361	5,097	5,176
Goodwill and long-lived asset impairments	—	—	8,583	—
	26,022	25,515	107,385	95,568

Operating income	4,530	4,821	14,041	20,817

Interest expense	(974)	(1,120)	(3,896)	(4,281)

Investment and other income (loss), net
Equity in net income (losses) of investees, net	(14)	310	(537)	2,006
Realized and unrealized gains (losses) on equity securities, net	(113)	(192)	(320)	339
Other income (loss), net	242	65	(3)	211
	114	183	(861)	2,557

Income before income taxes	3,670	3,885	9,284	19,093

Income tax expense	(797)	(905)	(4,359)	(5,259)

Net income	2,873	2,980	4,925	13,833

Less: Net income (loss) attributable to noncontrolling interests	(150)	(77)	(445)	(325)

Net income attributable to Comcast Corporation	$3,024	$3,057	$5,370	$14,159

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.70	$0.66	$1.21	$3.04

Diluted weighted-average number of common shares	4,290	4,613	4,430	4,654

TABLE 2
Consolidated Statement of Cash Flows (Unaudited)

	Twelve Months Ended
(in millions)	December 31,
	2022	2021

OPERATING ACTIVITIES
Net income	$4,925	$13,833
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,821	13,804
Goodwill and long-lived asset impairments	8,583	—
Share-based compensation	1,336	1,315
Noncash interest expense (income), net	309	482
Net (gain) loss on investment activity and other	1,177	(1,311)
Deferred income taxes	(834)	1,892
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	(1,327)	(1,335)
Film and television costs, net	(451)	(680)
Accounts payable and accrued expenses related to trade creditors	497	765
Other operating assets and liabilities	(1,623)	382

Net cash provided by operating activities	26,413	29,146

INVESTING ACTIVITIES
Capital expenditures	(10,626)	(9,174)
Cash paid for intangible assets	(3,141)	(2,883)
Construction of Universal Beijing Resort	(330)	(976)
Acquisitions, net of cash acquired	(12)	(1,374)
Proceeds from sales of businesses and investments	1,985	684
Purchases of investments	(2,274)	(174)
Other	258	451
Net cash provided by (used in) investing activities	(14,140)	(13,446)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	660	—
Proceeds from borrowings	2,745	2,628
Repurchases and repayments of debt	(2,307)	(11,498)
Repurchases of common stock under repurchase program and employee plans	(13,328)	(4,672)
Dividends paid	(4,741)	(4,532)
Other	786	(544)

Net cash provided by (used in) financing activities	(16,184)	(18,618)

Impact of foreign currency on cash, cash equivalents and restricted cash	(86)	(71)

Increase (decrease) in cash, cash equivalents and restricted cash	(3,997)	(2,989)

Cash, cash equivalents and restricted cash, beginning of period	8,778	11,768

Cash, cash equivalents and restricted cash, end of period	$4,782	$8,778

TABLE 3
Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	December 31,	December 31,
	2022	2021
ASSETS

Current Assets
Cash and cash equivalents	$4,749	$8,711
Receivables, net	12,672	12,008
Other current assets	4,406	4,088
Total current assets	21,826	24,807

Film and television costs	12,560	12,806

Investments	7,250	8,082

Investment securing collateralized obligation	490	605

Property and equipment, net	55,485	54,047

Goodwill	58,494	70,189

Franchise rights	59,365	59,365

Other intangible assets, net	29,308	33,580

Other noncurrent assets, net	12,497	12,424

	$257,275	$275,905

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$12,544	$12,455
Accrued participations and residuals	1,770	1,822
Deferred revenue	2,380	3,040
Accrued expenses and other current liabilities	9,450	9,899
Current portion of long-term debt	1,743	2,132
Total current liabilities	27,887	29,348

Long-term debt, less current portion	93,068	92,718

Collateralized obligation	5,172	5,170

Deferred income taxes	28,714	30,041

Other noncurrent liabilities	20,395	20,620

Redeemable noncontrolling interests	411	519

Equity
Comcast Corporation shareholders' equity	80,943	96,092
Noncontrolling interests	684	1,398
Total equity	81,627	97,490

	$257,275	$275,905

TABLE 4

Reconciliation from Net Income Attributable to Comcast Corporation to Adjusted EBITDA (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

(in millions)	2022	2021	2022	2021
Net income attributable to Comcast Corporation	$3,024	$3,057	$5,370	$14,159
Net income (loss) attributable to noncontrolling interests	(150)	(77)	(445)	(325)
Income tax expense	797	905	4,359	5,259
Interest expense	974	1,120	3,896	4,281
Investment and other (income) loss, net	(114)	(183)	861	(2,557)
Depreciation and amortization	3,472	3,581	13,821	13,804
Goodwill and long-lived asset impairments	—	—	8,583	—
Adjustments (1)	(2)	9	13	87
Adjusted EBITDA	$8,000	$8,411	$36,459	$34,708

Reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

(in millions)	2022	2021	2022	2021
Net cash provided by operating activities	$5,883	$7,689	$26,413	$29,146
Capital expenditures	(3,564)	(3,028)	(10,626)	(9,174)
Cash paid for capitalized software and other intangible assets	(989)	(877)	(3,141)	(2,883)
Free Cash Flow	$1,330	$3,784	$12,646	$17,089

Alternate Presentation of Free Cash Flow (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

(in millions)	2022	2021	2022	2021
Adjusted EBITDA	$8,000	$8,411	$36,459	$34,708
Capital expenditures	(3,564)	(3,028)	(10,626)	(9,174)
Cash paid for capitalized software and other intangible assets	(989)	(877)	(3,141)	(2,883)
Cash interest expense	(1,072)	(965)	(3,413)	(3,908)
Cash taxes	(1,243)	(428)	(5,265)	(2,628)
Changes in operating assets and liabilities	(270)	(442)	(3,006)	(1,499)
Noncash share-based compensation	346	296	1,336	1,315
Other (2)	121	817	303	1,159
Free Cash Flow	$1,330	$3,784	$12,646	$17,089

(1)
4th quarter and full year 2022 Adjusted EBITDA excludes ($2) million and $13 million of other operating and administrative expenses, respectively, related to our investment portfolio. 4th quarter and full year 2021 Adjusted EBITDA excludes $9 million and $87 million of other operating and administrative expenses, respectively, related to our investment portfolio and Sky transaction-related costs.

(2)
4th quarter and full year 2022 includes decreases of ($2) million and $13 million, respectively, of costs related to our investment portfolio as these amounts are excluded from Adjusted EBITDA. 4th quarter and full year 2021 includes decreases of $9 million and $87 million, respectively, of costs related to our investment portfolio and Sky transaction-related costs.

TABLE 5

Reconciliations of Adjusted Net Income and Adjusted EPS (Unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,

	2022		2021		2022		2021
(in millions, except per share data)
	$	EPS	$	EPS	$	EPS	$	EPS

Net income attributable to Comcast Corporation and diluted earnings per share attributable to Comcast Corporation shareholders	$3,024	$0.70	$3,057	$0.66	$5,370	$1.21	$14,159	$3.04
Change	(1.1%)	6.8%			(62.1%)	(60.2%)

Amortization of acquisition-related intangible assets (1)	417	0.10	484	0.10	1,771	0.40	1,923	0.41
Investments (2)	80	0.02	(37)	(0.01)	681	0.15	(1,645)	(0.35)
Items affecting period-over-period comparability:
Goodwill and long-lived asset impairments (3)	—	—	—	—	8,541	1.93	—	—
Income tax adjustments (4)	—	—	—	—	(286)	(0.06)	498	0.11
Loss on early redemption of debt (5)	—	—	95	0.02	—	—	154	0.03
Gains and losses related to businesses and investments (6)	—	—	(64)	(0.01)	69	0.02	(64)	(0.01)
Costs related to Sky transaction (7)	—	—	—	—	—	—	20	—

Adjusted Net income and Adjusted EPS	$3,520	$0.82	$3,534	$0.77	$16,147	$3.64	$15,045	$3.23
Change	(0.4%)	6.5%			7.3%	12.7%

(1)Acquisition-related intangible assets are recognized as a result of the application of Accounting Standards Codification Topic 805, Business Combinations (such as customer relationships), and their amortization is significantly affected by the size and timing of our acquisitions. Amortization of intangible assets not resulting from business combinations (such as software and acquired intellectual property rights used in our theme parks) is included in Adjusted Net Income and Adjusted EPS.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Amortization of acquisition-related intangible assets before income taxes	$520	$595	$2,197	$2,376
Amortization of acquisition-related intangible assets, net of tax	$417	$484	$1,771	$1,923
(2)Adjustments for investments include realized and unrealized (gains) losses on equity securities, net (as stated in Table 1), as well as the equity in net (income) losses of investees, net, for certain equity method investments, including Atairos and Hulu and costs related to our investment portfolio.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Realized and unrealized (gains) losses on equity securities, net	$113	$192	$320	($339)
Equity in net (income) losses of investees, net and other	(7)	(241)	582	(1,830)
Investments before income taxes	106	(49)	902	(2,169)
Investments, net of tax	$80	($37)	$681	($1,645)

(3)Full year 2022 net income attributable to Comcast Corporation includes a loss of $8.6 billion related to goodwill and long-lived asset impairments in our Sky segment. The goodwill impairment was primarily not deductible for tax purposes.

(4)Full year 2022 net income attributable to Comcast Corporation includes $286 million of income tax benefit related to state tax law changes. Full year 2021 net income attributable to Comcast Corporation includes $498 million of income tax expense adjustments related to UK tax law changes.

(5)4th quarter and full year 2021 net income attributable to Comcast Corporation includes $126 million and $204 million of interest expense, $95 million and $154 million net of tax, resulting from the early redemption of debt.

(6)Full year 2022 net income attributable to Comcast Corporation includes a loss of $96 million in other income, related to an impairment of an equity method investment, and includes a gain of $(53) million in amortization expense, $(26) million net of tax, related to the sale of a business. 4th quarter and full year 2021 net income attributable to Comcast Corporation includes a gain of $84 million in other income related to the sale of an equity method investment.

(7)Full year 2021 net income attributable to Comcast Corporation includes $24 million of other operating and administrative expenses, $20 million net of tax, related to the Sky transaction.

TABLE 6
Reconciliation of Sky Constant Currency Growth (Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,

(in millions)	2022	2021(1)	Change	2022	2021(1)	Change

Direct-to-Consumer	$3,547	$3,542	0.2%	$14,621	$14,739	(0.8%)
Content	304	286	6.5%	1,138	1,204	(5.5%)
Advertising	564	624	(9.6%)	2,187	2,229	(1.9%)
Revenue	$4,416	$4,452	(0.8%)	$17,946	$18,172	(1.2%)

Costs and expenses	$4,076	$4,052	0.6%	$15,420	$16,074	(4.1%)

Adjusted EBITDA	$340	$401	(15.1%)	$2,526	$2,099	20.3%

(1)2021 results for entities reporting in currencies other than United States dollars are converted into United States dollars using the average exchange rates from the current period rather than the actual exchange rates in effect during the respective periods.

TABLE 7

Reconciliation of Media Revenue Excluding Olympics, 2022 Super Bowl and 2022 FIFA World Cup (Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,

(in millions)	2022	2021	Growth %	2022	2021	Growth %

Revenue	$5,979	$5,826	2.6%	$23,406	$22,780	2.7%

Olympics	—	—		963	1,759
2022 Super Bowl	—	—		519	—
2022 FIFA World Cup	263	—		263	—

Revenue excluding Olympics, 2022 Super Bowl and 2022 FIFA World Cup	$5,716	$5,826	(1.9%)	$21,662	$21,021	3.0%

TABLE 8

Reconciliation of Consolidated Adjusted EBITDA Excluding Higher Severance (Unaudited)

	Three Months Ended December 31,

(in millions)	2022	2021	Growth %

Adjusted EBITDA	$8,000	$8,411	(4.9%)
Severance	541	—

Adjusted EBITDA excluding Higher Severance	$8,541	$8,411	1.5%

Reconciliation of Cable Communications Adjusted EBITDA and Adjusted EBITDA Margin Excluding Higher Severance (Unaudited)

	Three Months Ended December 31,

(in millions)	2022	2021	Growth %

Adjusted EBITDA	$7,231	$7,125	1.5%
Adjusted EBITDA Margin	43.5%	43.4%
Severance	305	—

Adjusted EBITDA excluding Higher Severance	$7,536	$7,125	5.8%
Adjusted EBITDA Margin excluding Higher Severance	45.3%	43.4%

Reconciliation of NBCUniversal Adjusted EBITDA Excluding Higher Headquarters & Other Severance (Unaudited)

	Three Months Ended December 31,

(in millions)	2022	2021	Growth %

Adjusted EBITDA	$817	$1,282	(36.3%)
Severance	182	—

Adjusted EBITDA excluding Higher Headquarters & Other Severance	$999	$1,282	(22.1%)

Reconciliation of Sky Adjusted EBITDA Constant Currency Growth Excluding Higher Severance (Unaudited)

	Three Months Ended December 31,

(in millions)	2022	2021(1)	Growth %

Adjusted EBITDA	$340	$401	(15.1%)
Severance	53	—

Adjusted EBITDA excluding Higher Severance	$393	$401	(2.0%)

(1)2021 results for entities reporting in currencies other than United States dollars are converted into United States dollars using the average exchange rates from the current period rather than the actual exchange rates in effect during the respective periods.